Exhibit 99.1

July 10, 2015

Dear Fellow Shareholders,

The Pulmatrix management team and I would like to thank our founding institutional shareholders for their continued support and investment. Additionally, we want to welcome the legacy Ruthigen shareholders that are now shareholders of Pulmatrix.

The intent of this letter is to better inform and educate our shareholders on management’s plan and strategy for Pulmatrix to become a leading developer of innovative, differentiated inhaled therapies for patients suffering from serious pulmonary disease.

Over the past six months, Pulmatrix has undergone an enormous transformation during which time we have:

* Further optimized iSPERSE™, our patented engineered inhaled dry powder technology.

* Entered into an ex-U.S. partnership with Mylan N.V. (Nasdaq: MYL), one of the world's leading global pharmaceutical companies, for the development of a reformulated branded generic bronchodilator therapy for chronic obstructive pulmonary disease (COPD) as a once-daily therapy in a capsule-based dry powder inhaler.

* Advanced two separate therapeutic development programs – one for an inhaled anti-fungal to treat fungal infections for patients with Cystic Fibrosis, and one for an inhaled anti-fibrotic for the treatment of idiopathic pulmonary fibrosis.

* Significantly strengthened our balance sheet through a successful $10 million capital raise led by highly regarded biotech funds and investors bringing cash on hand to approximately $26 million.

* Completed a merger with Ruthigen that resulted in Pulmatrix becoming a NASDAQ-listed company (NASDAQ: PULM).

Pulmatrix is focused on developing novel treatments for unmet medical needs in pulmonary indications. Five years ago, as part of our internal R&D effort, we engineered our inhaled particle technology, known as iSPERSE™. This proprietary and patented technology allows us to conceive and develop inhalable pulmonary therapies that we believe are superior to other traditional inhalation technologies. The versatility of the iSPERSE™ platform opens up a myriad of opportunities for Pulmatrix, including:

1)	Reformulating existing inhaled therapies to improve efficacy, safety and convenience.

2)	Developing iSPERSE™ versions of in-licensed pulmonary therapeutic molecules that previously demonstrated promise in clinical trials, but have been abandoned due to chemistry or dosing limitations of traditional inhaled drug delivery technologies.

3)	Developing new chemical entities - ranging from small molecules to biologics, including antibodies and oligonucleotides - to target novel pathways for treatment of pulmonary disease.

4)	Developing iSPERSE™ formulations of approved therapeutic drugs for systemic disease, whereby utilizing pulmonary delivery could improve onset time and effectiveness, and reduce unwanted side effects.

99 Hayden Avenue, Suite 390 Lexington, MA 02421 t. 781.357.2333 f.781.357.2399                                   www.pulmatrix.com

iSPERSE™ Technology

At the core of our drug development pipeline lies our patented iSPERSE™ technology, which stands for inhaled Small Particles Easily Respirable and Emitted. The iSPERSE™ dry powder technology was developed, patented and validated by our team of scientists and engineers and importantly, we believe solves the significant limitations of other inhaled technologies available today, such as nebulizers, metered dose inhalers, and conventional lactose blend dry powder inhalers.

In short, iSPERSE™ particles are engineered to be small, dense, and easily dispersible. This ensures the powders fly easily upon inhalation, thereby making drugs more efficiently delivered to the airways improving dosing characteristics. This targeted airway delivery of drugs also reduces systemic exposure and potential side effects. Importantly, unlike other traditional inhalation technologies, iSPERSE™ is also flow rate independent, which provides reliable dose delivery across patient populations regardless of the status of their lung function.

We believe we are now well positioned to efficiently apply our technology across several types of pulmonary diseases and therapeutic modalities to build out a deep pipeline of proprietary therapeutic products. Using our internal engineering expertise and an outsourced model of commercial manufacture, Pulmatrix intends to scale its technology to support clinical development and eventual commercial launch of iSPERSE™ products, reducing risk to timelines and burn rate.

In addition, we have a robust portfolio of patents relating to our iSPERSE™ technology with more than 100 patents granted or pending in 19 patent families. As our iSPERSE™ platform technology continues to advance through our pipeline, we will expand our patent portfolio to capture improvements.

Development Pipeline:

PUR0200

We are pursuing opportunities in major pulmonary diseases through collaboration with pharmaceutical partners. This includes our clinical stage PUR0200, a branded generic of an approved and marketed once-daily long-acting muscarinic antagonist (LAMA) for chronic obstructive pulmonary disease (COPD) which has been reformulated using our iSPERSE™ technology. According to IMS Health, worldwide sales of LAMA monotherapies for COPD were approximately $5.5 billion in 2014, of which $3.5 billion of sales came from outside the U.S.

Through an exclusive development and commercialization agreement with the leading global pharmaceutical company, Mylan N.V., we are developing PUR0200 in Europe under the pharmacokinetic (PK) bioequivalence regulatory pathway, which provides an avenue for expedited regulatory approval. The next European PK Bioequivalence dose-ranging clinical trial for PUR0200 is expected to begin in Q4 2015, with data from that trial expected in Q1 2016. Thereafter, we expect to move into a Phase II PK match trial, the pivotal trial required for registration and approval of PUR0200 in the EU.

99 Hayden Avenue, Suite 390 Lexington, MA 02421 t. 781.357.2333 f.781.357.2399                                   www.pulmatrix.com

PUR1900

Our most advanced proprietary product candidate, PUR1900, is the first inhaled anti-fungal to treat fungal infections in patients with Cystic Fibrosis (CF). CF is a genetic disease that leads to impaired mucus clearance, life-threatening lung infections, and pulmonary function decline. The need for such a treatment is immense. It is estimated that as many as 75% of the 70,000 worldwide CF patients experience pulmonary infections caused by fungi at some point in their lives. These infections require treatment with long regimens of oral steroids and oral anti-fungal medications, both of which have significant systemic side effects.

Developed utilizing our iSPERSE™ technology, PUR1900 is a dry powder inhaled formulation of an existing FDA approved oral anti-fungal compound which can be administered directly to the lungs at effective therapeutic doses while minimizing systemic exposure and associated side effects. We expect to be in the clinic with CF patients with PUR1900 in the second half of 2016. Post approval, the anticipated annual addressable worldwide market for CF patients is approximately $335 million.

PUR1900 also has potential prophylactic applications in other immunocompromised patients who are at risk of fungal infections associated with their diseases.  Considering parallel clinical development of PUR1900 for these other rare and orphan immunocompromised indications, the anticipated annual worldwide addressable market exceeds $1 billion.

PUR1500

Our second proprietary program is PUR1500, an inhaled anti-fibrotic for the treatment of idiopathic pulmonary fibrosis (IPF). IPF is a progressive and generally fatal disease characterized by scarring of the lungs, causing an irreversible loss of the lung’s ability to transport oxygen. This condition is estimated to affect more than 128,000 patients in the U.S. alone, and another 130,000+ worldwide and is considered a severely underserved market with substantial unmet need.

With our PUR1500 program, we plan to utilize our iSPERSE™ technology to develop a dry powder inhalation drug by using approved oncology molecules with a well described mechanism of action applicable to IPF. The goal of PUR1500 is to take advantage of the high delivery efficiency of iSPERSE™ formulations, anticipating a more effective therapeutic dose to the airway to suppress the fibrotic pathway at the site of disease in the lung interstitium. This approach should also reduce systemic exposure of the drug and lower side effects, a significant short coming of currently approved IPF therapies.

The value proposition of PUR1500 is that therapeutics for this indication should be of strategic importance to many biopharma and pharmaceutical companies with an interest in the development and marketing of IPF-based products to serve these patients, especially those companies with a franchise in lung diseases.  We expect that further development of PUR1500 through pre-clinical proof of concept will drive partnership discussions with many of these companies and create significant shareholder value along the way.

99 Hayden Avenue, Suite 390 Lexington, MA 02421 t. 781.357.2333 f.781.357.2399                                   www.pulmatrix.com

RUT58-60

RUT58-60 is a novel approach to prevent and treat infections in surgical and other invasive applications. Whereas RUT58-60 does not fit within our core focus on differentiated inhaled therapies for pulmonary disease, we are exploring various options to create shareholder value including a possible sale of the asset or strategic partnership whereby further clinical development would be funded by third parties.

New Directions in Pulmonary Therapeutics

As we advance our pipeline and grow our business, we will continue to look for new therapeutic opportunities leveraging our iSPERSE™ technology. Our first products are focused on utilizing iSPERSE™ to make superior or alternate reformulated versions of existing approved therapeutics for pulmonary disease. We believe that this approach will allow us to limit risk typically associated with the development of new drugs, and may result in a quicker and less costly path through the regulatory approval process.

In addition, we have identified potential product opportunities that will use novel chemical entities for inhaled treatment of pulmonary diseases. These product concepts may include small molecules, small molecule combinations, peptide macromolecules such as antibodies, and potentially oligonucleotides. We look forward to pursuing these opportunities both independently and in conjunction with potential pharmaceutical partners.

For the remainder of 2015 and throughout 2016, we anticipate achieving the following milestones:

•	2H 2015: In collaboration with Mylan, initiate a European pharmacokinetic bioequivalence clinical study to advance development of PUR0200, Pulmatrix’s COPD bronchodilator therapy candidate.

•	1H 2016: Report the pharmacokinetic profile of PUR0200 versus the reference product generated from the European bioequivalence clinical study.

•	1H 2016: Identify an active pharmaceutical ingredient for PUR1500, an inhaled anti-fibrotic for the treatment of IPF.

•	2H 2016: Initiate a Phase 1 trial and generate initial data for PUR1900, which would become the first inhaled therapeutic candidate in development for treatment of fungal infections in cystic fibrosis patients.

•	Further strengthen patent protection for the iSPERSE™ platform and related therapeutic applications.

Strong Financial Position to Deliver on our Goals

Fiscal discipline will play a critical role in our success moving forward and we take seriously our responsibility to ensure we accomplish as much as possible with the cash resources our shareholders have provided. Surrounding the Ruthigen merger, we completed financings led by existing Pulmatrix investors that included 5AM Ventures, ARCH Venture Partners and Polaris Partners, as well as participation by Altitude Life Science Ventures. As a result, we now have cash on hand of approximately $26 million, which is sufficient to fund our business through the middle of 2017, beyond multiple inflection points including data readouts from ongoing and planned clinical studies, as well as other corporate milestones.

99 Hayden Avenue, Suite 390 Lexington, MA 02421 t. 781.357.2333 f.781.357.2399                                   www.pulmatrix.com

We are executing on our strategy and plan for Pulmatrix to become a leading developer of differentiated inhaled treatments for serious pulmonary diseases. Through innovation, efficient use of the capital, and concentration on expedited regulatory pathways for our current pipeline of therapies, we are striving to bring new treatments to patients as quickly as possible, appreciating that every day counts. I want to personally thank each and every shareholder for your continued support. I would also like to thank the exceptional and dedicated employees of Pulmatrix who work hard every day to bring these pipeline candidates to the patients in need. We look forward to updating you regularly on our continued progress.

Respectfully,

Robert Clarke, PhD

Chief Executive Officer

FORWARD-LOOKING STATEMENTS

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would” or the negative of such terms or other variations on such terms or comparable terminology. Pulmatrix cautions that such statements involve risks and uncertainties that may materially affect Pulmatrix’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital; and the ability to secure and enforce legal rights related to the Pulmatrix’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Pulmatrix, is set forth in the registration statement on Form S-4 filed by Pulmatrix on April 15, 2015, as amended. Pulmatrix disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

99 Hayden Avenue, Suite 390 Lexington, MA 02421 t. 781.357.2333 f.781.357.2399                                   www.pulmatrix.com